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                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made January 21, 2003, between FOOT LOCKER, INC., a New York corporation with its principal office at 112 West 34 Street, New York, New York 10120 (the "Company") and Matthew D. Serra (the "Executive").

         WHEREAS, the Executive presently serves as the President and Chief Executive Officer of the Company, pursuant to the provisions of the Employment Agreement between the Company and the Executive dated February 12, 2001 , as amended (the "2001 Agreement"); and

         WHEREAS, the Company desires to continue to employ Executive as its President and Chief Executive Officer, for the period commencing on February 2, 2003 and ending on February 4, 2006 (the "Employment Period"), and Executive is willing to serve in such capacity during the Employment Period; and

         WHEREAS, the Company and Executive desire to set forth the terms and conditions of such employment;

         NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

         1. Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, as its President and Chief Executive Officer during the Employment Period, subject to the terms and conditions set forth herein.

         2. Position and Duties. Executive shall continue to serve as the President and Chief Executive Officer of the Company, reporting only to the Board of Directors (the "Board"). Executive shall have such responsibilities, duties and authority as are commensurate with his status as President and Chief Executive Officer as may from time to time be determined or directed by the Board. Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its respective subsidiaries and affiliates; provided, however, that the Executive may serve on the boards of directors of other for-profit corporations, if such service does not conflict with his duties hereunder or his fiduciary duty to the Company. It is further understood and agreed that nothing herein shall prevent the Executive from managing his passive personal investments (subject to applicable Company policies on permissible investments), and (subject to applicable Company policies) participating in charitable and civic endeavors, so long as such activities do not interfere in more than a de minimis manner with the Executive's performance of his duties hereunder.

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         3.       Place of Performance. In connection with his employment by the
                  Company, Executive shall be based at the principal executive offices of the Company in the New York metropolitan area, or such other place in the United States to which the Company may hereafter relocate its principal executive offices. In the event of such relocation outside of the New York metropolitan area, the Company will pay the reasonable costs of the relocation of the principal residence of Executive, and provide such other relocation assistance as the Company then provides to its comparably situated senior executive employees.

         4. Compensation. As full compensation for the services of Executive hereunder, and subject to all of the provisions hereof:

         (a) During the Employment Period, the Company shall pay Executive a base salary at such rate per year as may be fixed by the Compensation Committee of the Board of Directors from time to time, but in no event at a rate of less than $1,500,000 per year, to be paid in substantially equal monthly installments, in accordance with the normal payroll practices of the Company (the "Base Salary").

         (b) During the Employment Period, Executive shall be entitled to participate in all bonus, incentive, and equity plans that are maintained by the Company from time to time during the Employment Period for its comparably situated senior executive employees in accordance with the terms of such plans at the time of participation. The Company may, during the Employment Period, amend or terminate any such plan, to the extent permitted by the respective plan, if such termination or amendment occurs pursuant to a program applicable to all comparably situated executives of the Company and does not result in a proportionally greater reduction in the rights or benefits of Executive as compared with any other comparably situated executives of the Company. During each year of the Employment Period, the annual bonus payable to Executive at target shall be 100 percent of Executive's then-current Base Salary. The bonus payable to Executive at target under the Long-Term Incentive Compensation Plan for any three-year performance period shall be 90 percent of Executive's Base Salary at the beginning of such performance period.

         (c) During the Employment Period, Executive shall be eligible to participate in all pension, welfare, and fringe benefit plans, as well as perquisites, maintained by the Company from time to time for its comparably situated senior executive employees in accordance with their respective terms as in effect from time to time. These shall include (i) Company-paid life insurance in the amount of Executive's annual Base Salary, (ii) long-term disability insurance coverage of $25,000 per month;
                  (iii) annual out-of-pocket medical expense reimbursement of up to $10,000 per year; (iv) reimbursement of financial planning expense of up to $7,500 per year; (v) participation in the Supplemental Executive Retirement Plan (prorated for any partial plan year included in the Employment Period); (vi) eligibility to participate in the Deferred Compensation Plan; and (vii) annual reimbursement of dues and membership fees of one private

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                  club of up to $20,000 per year. The Company acknowledges that upon the commencement of his employment with the Company Executive was treated as if he had been credited with five years of service under the provisions of the Foot Locker Retirement Plan, and Executive acknowledges that any increased amount of pension payable to him as a result of such credit may be payable from the Foot Locker Excess Cash Balance Plan or a similar non-qualified plan of the Company.

         (d) During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all travel and living expenses while away from home on business at the request of the Company, provided such expenses are incurred and accounted for in accordance with the Company's applicable policies and procedures.

         (e) Executive shall be entitled to 20 vacation days in each calendar year. Unused vacation shall be forfeited.

         (f) During the Employment Period, Executive shall be eligible to receive stock option grants as may be determined from time to time by the Compensation and Management Resources Committee of the Board and subject to the provisions of the applicable stock option and award plan of the Company. To the extent permissible under the terms of such applicable plan, all stock options currently held by Executive or that may be granted to Executive during the Employment Period shall become immediately exercisable upon a Change in Control (as defined in Attachment A hereto).

         (g) No later than February 28, 2003, Executive shall be granted 240,000 shares of restricted stock (the "Restricted Stock") under, and pursuant to the provisions of, the 1995 and 1998 Stock Option and Award Plans of the Company and the terms of a restricted stock agreement essentially in the form of Attachment B hereto.

         (h) The Company shall reimburse Executive the reasonable legal fees (based on hourly rates) and disbursements incurred by him in connection with negotiating and preparing this employment agreement, provided that in no event shall the amount of such reimbursement exceed $15,000.

         (i) The Company shall reimburse Executive the costs associated with an automobile of a type to be reasonably agreed upon by the Company and Executive, such costs to include monthly lease payments, garaging, insurance, fuel, and maintenance; provided, however, that the total amount of such payments shall not exceed $30,000 per year, and the Company, at its sole expense, shall provide Executive with the services of a full-time driver.

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         5.       Termination.

         (a) The Employment Period shall terminate upon the earliest of the following:

                  (i)         the death of Executive;

                  (ii)        if, as a result of the incapacity of Executive due
                           to physical or mental illness, Executive shall have been absent from his duties hereunder on a full time basis for 180 days, and within 30 days after written notice of termination is given (which may occur before or after the end of such 180 day period) he shall not have returned to the performance of his duties hereunder on a full time basis; or

                  (iii)       if the Company terminates the employment of
                           Executive hereunder for Cause. For purposes of this agreement, the Company shall have "Cause" to terminate the employment of Executive hereunder upon
                           (A) his willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness) or (B) his willful engagement in misconduct that is materially injurious to the Company, monetarily or otherwise.

         (b) If the Company shall terminate the employment of Executive pursuant to the provisions of paragraph (a) above, it shall have no further liability or obligation hereunder except (i) to pay promptly to Executive his then-current Base Salary through the effective date of such termination, and (ii) Executive shall receive benefits, if any, and have the rights afforded by the Company, under its then-existing policies, to employees whose employment is terminated for death, disability, or cause, as the case may be, or under the specific terms of any welfare, fringe benefit, or incentive plan.

         (c) (i) If the employment of Executive is terminated by the Company for any other reason during the Employment Period, or if the Company breaches any material provision of this agreement, which breach is not corrected within 30 days following written notice to the Company, and Executive thereupon elects to terminate his employment hereunder, the Restricted Stock and any of the restricted stock granted pursuant to the 2001 Agreement (the "2001 Restricted Stock") not previously vested shall become fully vested as of the date of the termination of Executive's employment and the Company shall make the following payments and provide the following benefits to Executive: Until the earliest of (i) the end of the Employment Period (ii) his death, or (iii) his breach of the provisions of Section 8 hereof, (A) the Company shall make payments to Executive, no less frequently than monthly, calculated at his then-applicable annual rate of Base Salary;
                  (B) the Company shall pay to Executive (at the same time as other annual bonuses are paid), with respect to the fiscal year in which

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                  such termination occurs, the annual bonus that Executive would otherwise have earned under the annual bonus plan applicable to Executive if such termination had not occurred, prorated as of the date of the termination of Executive's employment; (C) with respect to the performance period under the Long-Term Incentive Compensation Plan that ends on the last day of the fiscal year in which the employment of Executive is terminated, the Company shall pay to Executive the payment under the Long-Term Incentive Compensation Plan that Executive would otherwise have earned with respect to such performance period if such termination had not occurred, prorated as of the date of the termination of Executive's employment, payment of such amount to be made at the same time and in the same manner as other awards are paid for such period; and (D) the Company shall provide Executive for a period of one year following such termination of employment, at no cost to Executive, with out-placement at a level commensurate with that provided by the Company to other comparably situated executives. Executive shall not be required to mitigate the amount of any payment provided for in the preceding sentence by seeking other employment, nor shall any amounts to be received by Executive hereunder be reduced by any other compensation earned. (ii) On the earlier to occur of (A) February 1, 2004 and (B) the date thirty (30) days following the day on which J. Carter Bacot ceases, for any reason, to serve as Chairman of the Board of the Company, if Executive has not been elected Chairman of the Board of the Company (in addition to continuing as Chief Executive Officer), Executive may, during the 30-day period commencing on such date, give written notice to the Company of his election to resign his position as President and Chief Executive Officer and terminate this agreement. If Executive gives such notice, Executive's resignation as President and Chief Executive Officer shall be effective 30 days following the date on which such notice is given, this agreement shall terminate 30 days following the date on which such notice is given, and Executive shall be entitled to receive the payments, and shall have such other rights, provided for in Section 5(c)(i) hereof, except that, with regard to the Restricted Stock and the 2001 Restricted Stock, the Executive shall become vested in 120,000 shares of the Restricted Stock and any of the 2001 Restricted Stock not previously vested, and the balance of the Restricted Stock shall be cancelled.

         (d) Notwithstanding anything herein to the contrary, in the event of a Change in Control, as defined in Attachment A hereto, the Executive shall have the right to terminate the Employment Period by written notice given within the 30 day period following three months after such Change in Control. The Employment Period shall cease upon the giving of such notice. In such event, or in the event that the Company shall terminate the Executive's employment without Cause or the Executive shall terminate his employment for Good Reason during the two year period after the Change in Control, the amount payable to Executive under paragraph (c) (A) through
                  (D) above shall be not less than 1.5 times the sum of his Base Salary and annual bonus at target, such amount to be paid in a lump sum within 10 days following such termination of the employment of Executive, and all of the Restricted Stock, any

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                  2001 Restricted Stock not previously vested, and any stock options granted to Executive on or after February 12, 2001 not previously vested shall immediately become fully vested. For purposes of this paragraph, (i) "Change in Control" shall have the meaning specified in Attachment A hereto and (ii) "Good Reason" shall mean (A) any material demotion of Executive or any material reduction in Executive's authority or responsibility, except in each case in connection with the termination of Executive's employment for Cause or disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence; (B) any reduction in Executive's rate of Base Salary as payable from time to time; (C) a reduction in Executive's annual bonus classification level other than in connection with a redesign of the applicable bonus plan that affects all employees at Executive's bonus level; (D) a failure of the Company to continue in effect the benefits applicable to, or the Company's reduction of the benefits applicable to, Executive under any benefit plan or arrangement (including without limitation, any pension, life insurance, health or disability plan) in which Executive participates as of the date of the Change in Control without implementation of a substitute plan(s) providing materially similar benefits in the aggregate to those discontinued or reduced, except for a discontinuance of, or reduction under, any such plan or arrangement that is legally required or generally applies to all executives of the Company of a similar level, provided that in either such event the Company provides similar benefits (or the economic effect thereof) to Executive in any manner determined by the Company; or (E) failure of any successor to the Company to assume in writing the obligations hereunder, or (F) a breach of any other material provision of this Employment Agreement, which breach is not corrected within 30 days following written notice to the Company.

         6. Gross-up. (a) In the event that Executive shall become entitled to the payments and/or benefits provided by Section 5 or any other amounts (whether pursuant to the terms of this Employment Agreement or any other plan, arrangement or agreement with (i) the Company, (ii) any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or (iii) any person affiliated with the Company or such person) as a result of a Change in Control as defined in Attachment A (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed), the Company shall pay to Executive at the time specified in paragraph (d) below an additional amount (the "Gross-up Payment") such that the net amount (of the Company Payments and the Gross-up Payment) retained by Executive, after deduction of any Excise Tax on the Company Payments and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state or local income tax on the Company Payments, shall be equal to the Company Payments.

         (b) For purposes of determining whether any of the Company Payments and Gross-up Payments

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                  (collectively the "Total Payments") will be subject to the
                  Excise Tax and the amount of such Excise Tax, (a) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(2) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

         (c) For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive's claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-

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                  up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

         (d) The Gross-up Payment or portion thereof provided for in paragraph (c) above shall be paid not later than the thirtieth day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and the Company shall pay the remainder of such payments or the Executive shall reimburse the Company for the amount of any over-payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to paragraph (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting Executive to the Excise Tax.

         (e) The Company shall be responsible for all charges of the Accountants.

7. Indemnification. The Company agrees that the Executive shall be entitled to the benefits of the indemnity provisions set forth in the Certificate of Incorporation and the By-laws from time to time in accordance with their terms both during his employment and thereafter with regard to his actions as an officer or director of the Company. In addition, the Company agrees to continue in effect for the benefit of the Executive during the Employment Period directors' and officers' liability insurance of the type and in the amount currently maintained by the Company to the extent such insurance is available at a premium cost which the Company considers reasonable and, thereafter, with regard to his prior activities as an officer or director, such insurance as is maintained for active directors and officers.

8.       Confidential Information and Non-Competition.

         (a) Executive agrees that during the Employment Period and thereafter he shall not disclose, at any time, to any person, or use for his own account, nonpublic information of any kind concerning the Company or any of its subsidiaries or affiliates, including, but not limited to, nonpublic information concerning finances, financial plans, accounting methods, strategic plans, operations, personnel, organizational structure, methods of distribution, suppliers, customers, client relationships, marketing strategies, store lists, real estate strategies, or the like ("Confidential Information"). During such period, Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter and unless required by lawful process or subpoena, communicate or

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                  divulge any Confidential Information to anyone other than the
                  Company and those designated by the Company. Executive agrees that during the Employment Period he will not breach his obligations to comply with the provisions of the Code of Corporate Conduct of the Company, as in effect on the date hereof and as may be amended from time to time.

         (b) Executive recognizes that Confidential Information has been developed by the Company and its affiliates at substantial cost and constitute valuable and unique property of the Company. Executive acknowledges that the foregoing makes it reasonably necessary for the protection of the Company's interests that Executive not compete with the Company or its affiliates during the Employment Period and for a reasonable and limited period thereafter. Therefore, Executive agrees that during the term of this agreement and for a period of two years thereafter, Executive shall not engage in Competition. As used herein, "Competition" shall mean (i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any capacity whatsoever (within the United States of America, or in any country where the Company or any of its subsidiaries or affiliates does business) in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel, and sporting goods conducted by the Company or any of its subsidiaries or affiliates (the "Athletic Business") or
                  (B) a business that in the prior fiscal year supplied product to the Company or any of its subsidiaries or affiliates for the Athletic Business having a value of $20 million or more at cost to the Company or any of its subsidiaries or affiliates; provided, however, that (X) such participation shall not include the mere ownership of not more than 1 percent of the total outstanding stock of a publicly traded company and (Y) a department store or general or merchandise store shall not be a business in competition with any business conducted by the Company; or (ii) the intentional recruiting, soliciting or inducing of any employee or employees of the Company or any of its subsidiaries or affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its subsidiaries or affiliates where such employee or employees do in fact so terminate their employment.

         (c) Executive agrees (i) that his services are special and extraordinary, (ii) that a violation of his commitment not to disclose Confidential Information or otherwise to engage in acts of Competition would immediately and irreparably harm the Company, and (iii) that such harm would be incapable of adequate remediation by money damages. Accordingly, Executive agrees that this paragraph 8 may be enforced by injunction, and that he will interpose no objection or defense to such enforcement. Enforcement by injunction shall not bar the Company from any other legal or equitable remedies to which it may be entitled for such violation. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intention of the parties that the court should interpret and enforce such restriction to its fullest lawful extent.

         9. 2001 Agreement. The 2001 Agreement is hereby terminated, effective as of February 1, 2003, without further obligation of either party to the other, and shall thereafter be of no force and effect. Notwithstanding the foregoing, the parties acknowledge that they are parties to a Restricted Stock Agreement dated March 4, 2001; Stock Option Agreements dated September 21, 1998, February 12, 2001, and April 18, 2002; and an Indemnification Agreement dated February 9, 2000, which agreements shall remain in full force and effect in accordance with their terms.

         10. Assignment. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns. This agreement is personal to Executive and neither this agreement or any rights hereunder may be assigned by him. No rights or obligations of the Company under this agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this agreement, either contractually or as a matter of law.

         11. Arbitration. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in the City of New York, in accordance with the rules of the American Arbitration Association (the "AAA"); provided, however, that this Section shall not apply to Section 8 herein. The decision of the arbitrator(s) shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The costs assessed by the AAA for arbitration shall be borne equally by both parties.

         12. Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, in the case of Executive, at his principal residence address as shown in the records of the Company, and in the case of the Company, to the General Counsel, Foot Locker, Inc., 112 West 34 Street, New York, New York 10120. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three (3) days after mailing if mailed as aforesaid.

         13. Applicable Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts between residents of such state to be performed therein.

         14.      Miscellaneous.

                  (a) This agreement represents the entire understanding of the parties hereto, supersedes any prior understandings or agreements between the parties, and the terms and provisions of this agreement may not be modified or amended except in a writing signed by both parties.

                  (b) No waiver by either party of any breach by the other party of any condition or provision contained in this agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the day and year first above written.

                                        FOOT LOCKER, INC.

                                  By:    /s/ Laurie J. Petrucci
                                        ----------------------------------------
                                        Laurie J. Petrucci
                                        Sr. Vice President - Human Resources

                                         /s/ Matthew D. Serra
                                        ----------------------------------------
                                        Matthew D. Serra

                                  Attachment A

                                Change in Control

         A Change in Control shall mean any of the following: (i) (A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") (other than the Company or its Affiliates) for shares of common stock pursuant to which purchases are made of securities representing at least twenty percent (20%) of the total combined voting power of the Company's then issued and outstanding voting securities; (B) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than
(a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing more than the amounts set forth in (C) below; (C) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing twenty percent (20%) or more of the total combined voting power of the Company's then issued and outstanding voting securities by any Person acting in concert as of the date of this Agreement; provided, however, that the Board may at any time and from time to time and in the sole discretion of the Board, as the case may be, increase the voting security ownership percentage threshold of this item (C) to an amount not exceeding forty percent (40%); or (D) the approval by the shareholders of the Company of any plan or proposal for the complete liquidation or dissolution of the Company or for the sale of all or substantially all of the assets of the Company; or (ii) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (i)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

                                  Attachment B

                        RESTRICTED STOCK AWARD AGREEMENT

         This Restricted Stock Award Agreement (the "Agreement") made as of February 2, 2003 by and between Foot Locker, Inc. , a New York corporation with its principal office located at 112 West 34th Street, New York, New York 10120 (the "Company") and Matthew D. Serra (the "Executive").

         On November 20, 2002, the Compensation and Management Resources Committee of the Board of Directors of the Company approved the grant to the Executive effective February 2, 2003 (the "Date of Grant") of an award of 240,000 shares of Restricted Stock, 140,000 shares granted under the 1995 Stock Option and Award Plan (the "1995 Plan") and 100,000 shares granted under the 1998 Stock Option and Award Plan (the "1998 Plan"; the 1995 Plan and the 1998 Plan being hereinafter referred to as the "Plans") , subject to the terms of the Plans and the restrictions set forth in this Agreement.

1.       Grant of Shares

         The Company is transferring to the Executive 240,000 shares of validly issued Common Stock of the Company, par value $.01 per share (the "Restricted Stock"). Such shares are fully paid and nonassessable and upon transfer shall be validly issued and outstanding. The shares are subject to certain restrictions pursuant to Section 3 hereof, which restrictions shall expire as provided in
Section 3.3 hereof.

2.       Restrictions on Transfer

         The Employee shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Stock, except as set forth in this Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the shares in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue "stop transfer" instructions to its transfer agent.

3.       Restricted Stock

         3.1 Deposit of Certificates. The Executive will deposit with and deliver to the Company the stock certificate or certificates representing the Restricted Stock, each duly endorsed in blank or accompanied by stock powers duly executed in blank. In the event the Executive receives a stock dividend on the Restricted Stock or the Restricted Stock is split or the Executive receives any other shares, securities, monies, or property representing a dividend on the Restricted Stock (other than regular cash dividends on and after the date of this Agreement) or representing a distribution or return of capital upon or in respect of the Restricted Stock or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Stock, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Executive in respect of the Restricted Stock (collectively the "RS Property"), the Executive will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including that of this Section 3.1, as the Restricted Stock with regard to which they are issued and shall herein be encompassed within the term "Restricted Stock."

         3.2 Rights with Regard to the Restricted Stock. The Restricted Stock has been transferred from either the Company's treasury or newly issued stock and, therefore, upon delivery to the Executive will constitute issued and outstanding shares of Common Stock for all corporate purposes. From and after the date of transfer, the Executive will have the right to vote the Restricted Stock, to receive and retain all regular cash dividends payable to record holders of Common Stock on and after the transfer of the Restricted Stock (although such dividends shall be treated, to the extent required by law, as additional compensation for tax purposes if paid on Restricted Stock), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock, with the exceptions that (i) the Executive will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the restriction period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled, (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock and the other RS Property during the restriction period, (iii) no RS Property shall bear interest or be segregated in separate accounts during the restriction period and (iv) the Executive may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock during the restriction period.

         3.3      Vesting.

                  The Restricted Stock shall become 100% vested and cease to be Restricted Stock (but still subject to the other terms of the Plan and this Agreement) on February 3, 2006 if the Executive has been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the "Control Group") until such date.

         Other than as may be provided for under Section 3.4 hereof, there shall be no proportionate or partial vesting in the periods prior to the appropriate vesting date and all vesting shall occur only on the appropriate vesting date.

         When any Restricted Stock becomes vested, the Company shall promptly issue and deliver to the Executive a new stock certificate registered in the name of the Executive for such shares without the legend set forth in Section 4 hereof and deliver to the Executive any related other RS Property.

         In addition, all shares of Restricted Stock shall become immediately vested and cease to be Restricted Stock upon any Change in Control as defined in Appendix A hereto.

         3.4 Forfeiture. In the event of the Executive's death, disability, or resignation, the Executive shall forfeit to the Company, without compensation, all unvested shares of Restricted Stock; provided that (i) in the event of the death or disability of the Executive, or (ii) in the event that the Executive ceases to be employed by the Company or any subsidiary or affiliate of the Company as a result of the closing, sale, spin-off or other divestiture of any operation of the Company, the Compensation and Management Resources Committee of the Board of Directors of the Company may, in its sole discretion, but shall not be obligated to, fully vest and not forfeit all or any portion of the Executive's Restricted Stock; and provided further that (A) in the event that the employment of the Executive by the Company is terminated in a manner that gives rise to the payments provided for in Section 5(c)(i) of the Employment Agreement between Executive and the Company dated January 21, 2003 (the "Employment Agreement"), the Restricted Stock shall become fully vested as of the date of the termination of his employment, and (B) in the event that Executive elects to terminate his employment with the Company under the provisions of Section 5(c)(ii) of the Employment Agreement, 50,000 shares of the Restricted Stock shall become fully vested as of the date of the termination of his employment.

         3.5 Adjustments. In the event of any stock dividend, split up, split-off, spin-off, distribution, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or liquidation or the like, the Restricted Stock shall, where appropriate in the sole discretion of the Compensation and Management Resources Committee of the Board of Directors of the Company, receive the same distributions as other shares of Common Stock or on some other basis as determined by the Compensation and Management Resources Committee of the Board of Directors. In any such event, the Compensation and Management Resources Committee of the Board of Directors may, in its sole discretion, determine to award additional Restricted Stock in lieu of the distribution or adjustment being made with respect to other shares of Common Stock. In any such event, the determination made by the Compensation and Management Resources Committee of the Board of Directors shall be conclusive. The Compensation and Management Resources Committee of the Board of Directors may, in its sole discretion, at any time fully vest and not forfeit all or any portion of the Executive's Restricted Stock.

         3.6      Withholding. The Employee agrees that, subject to subsection
3.7 below,

                  (a) No later than the date on which any Restricted Stock shall have become vested, the Executive will pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested; and

                  (b) The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested.

         3.7 Section 83(b). If the Executive properly elects (as required by Section 83(b) of the Internal Revenue Code of 1986, as amended) within thirty
(30) days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Stock, the Executive shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to such Restricted Stock. If the Executive shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to such Restricted Stock, as well as the rights set forth in Section 3.6(c) hereof. The Executive acknowledges that it is his sole responsibility, and not the Company's, to file timely the election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and any corresponding provisions of state tax laws if he elects to utilize such election.

         3.8 Special Incentive Compensation. The Executive agrees that the award of the Restricted Stock hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

         3.9 Delivery Delay. The delivery of any certificate representing Restricted Stock or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares shall constitute a violation by the Executive or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

         4. Legend. All certificates representing shares of Restricted Stock shall have endorsed thereon a legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, substantially in the following form:

                  "The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Foot Locker (the "Company") [1995/1998] Stock Option and Award Plan and an Agreement entered into between the registered owner and the Company dated as of February 2, 2003. Copies of such Plan and Agreement are on file at the principal office of the Company."

         5. Not an Employment Agreement. The issuance of the shares of Restricted Stock hereunder does not constitute an agreement by the Company to continue to employ the Executive during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Stock is outstanding.

         6. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Executive for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Executive, may, in the name and stead of the Executive, make and execute all conveyances, assignments and transfers of the Restricted Stock, Shares and property provided for herein, and the Executive hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Executive shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.

         7.       Miscellaneous.

         7.1 This Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors and assigns.

         7.2 This Agreement constitutes the entire agreement between the parties and cannot be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

         7.3 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

         7.4 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

         7.5 This Agreement is subject, in all respects, to the provisions of the Plan, and to the extent any provision of this Agreement contravenes or is inconsistent with any provision of the Plan, the provisions of the Plan shall govern.

         7.6 The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

         7.7 All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at, in the case of the Company, the address set forth at the heading of this Agreement and, in the case of the Executive, his principal residence address as shown in the records of the Company, or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the Chairman of the Compensation and Management Resources Committee with a copy similarly sent to the General Counsel.

         7.8 This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the internal laws of the State of New York.

         7.9 To indicate your acceptance of the terms of this Restricted Stock Award Agreement, you must sign and deliver or mail not later than 30 days from the date hereof, a copy of this Agreement to the General Counsel of the Company at the address provided in the heading of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                                 FOOT LOCKER, INC.

                                                 By: ___________________________
                                                     Senior Vice President

                                                     ___________________________
                                                     Matthew D. Serra

                                 ACKNOWLEDGMENT

STATE OF _______________________________ )

                                              ) s.s.:
COUNTY OF ______________________________ )

         On this ___________day of___________2003, before me personally appeared Matthew D. Serra , to me known to be the person described in and who executed the foregoing agreement, and acknowledged that he executed the same as his free act and deed.

                                                   _____________________________
                                                            Notary Public

                                   APPENDIX A

                                CHANGE IN CONTROL

         A Change in Control shall mean any of the following: (i) (A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") (other than the Company or its Affiliates) for shares of Common Stock pursuant to which purchases are made of securities representing at least twenty percent (20%) of the total combined voting power of the Company's then issued and outstanding voting securities; (B) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than
(a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing more than the amounts set forth in (C) below; (C) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing twenty percent (20%) or more of the total combined voting power of the Company's then issued and outstanding voting securities by any Person acting in concert as of the date of this Agreement; provided, however, that the Board of Directors of the Company (referred to herein as the "Board") may at any time and from time to time and in the sole discretion of the Board, as the case may be, increase the voting security ownership percentage threshold of this item (C) to an amount not exceeding forty percent (40%); or (D) the approval by the shareholders of the Company of any plan or proposal for the complete liquidation or dissolution of the Company or for the sale of all or substantially all of the assets of the Company; or (ii) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (i)) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (") of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.